As filed with the Securities and Exchange Commission on July 17, 2026

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ANI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-2301143
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

104 Carnegie Center Drive, Suite 300
Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

ANI Pharmaceuticals, Inc. Amended and Restated 2022 Stock Incentive Plan
(Full title of the plan)

Stephen P. Carey
Senior Vice President, Finance and Chief Financial Officer	Zachary R. Blume
ANI Pharmaceuticals, Inc.	Ropes & Gray LLP
104 Carnegie Drive, Suite 300	Prudential Tower, 800 Boylston Street
Princeton, New Jersey 08540	Boston, Massachusetts 02199
(609) 759-1810	(617) 951-7000
(Name, address, telephone number,	(With copies to)
including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 EXPLANATORY NOTE

On May 21, 2026, the stockholders of ANI Pharmaceuticals, Inc. (the “Registrant”) approved an amendment to the ANI Pharmaceuticals, Inc. Amended and Restated 2022 Stock Incentive Plan, or Stock Plan (such amendment, the “2026 Stock Plan Amendment” and the Stock Plan, after giving effect to the 2026 Stock Plan Amendment, the “Amended 2022 Stock Plan”). Subject to adjustment, the 2026 Stock Plan Amendment authorizes the issuance of an additional 962,000 shares (the “Additional Shares”) of the Registrant's common stock, $0.0001 par value per share (the “Common Stock”).

The Registrant previously filed the Registration Statements on Form S-8 (File Nos. 333-151663, 333-168842, 333-174596, 333-182011, 333-196518, 333-218120, 333-250892, 333-264511, 333-272860, 333-280785, and 333-288642) on June 13, 2008, August 13, 2010, May 27, 2011, June 8, 2012, June 4, 2014, May 19, 2017, November 23, 2020, April 27, 2022, June 23, 2023, July 12, 2024, and July 11, 2025, respectively, with the Securities and Exchange Commission (the “Commission”) to register an aggregate of 7,260,000 shares of Common Stock that were authorized for issuance under the Stock Plan (collectively, the “Prior Registration Statements”). Upon the effectiveness of this Registration Statement, an aggregate of 8,222,000 shares of Common Stock will be registered for issuance from time to time under the Amended 2022 Stock Plan, inclusive of the Additional Shares. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Registrant’s restated certificate of incorporation and the Registrant’s second amended and restated bylaws provide, in effect, that (i) the Registrant shall indemnify its directors, officers and employees in defending any Proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; (ii) the Registrant shall advance expenses (including attorneys’ fees) to its present or former officers or directors in defending any Proceeding, subject to limited exceptions; and (iii) the rights to indemnification and advancement of expenses provided in the Registrant’s second amended and restated bylaws are not exclusive. The Registrant also maintains policies to insure its directors and officers, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain directors and officers of the Registrant providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (iv) for any transaction from which the director or officer derived an improper personal benefit, and provided further that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The Registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit.

Item 8. Exhibits.

Exhibit No.	Description
4.1*	ANI Pharmaceuticals, Inc. Amended and Restated 2022 Stock Incentive Plan.
5.1*	Opinion of Ropes & Gray LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement.
23.1*	Consent of EisnerAmper LLP, the Registrant's Independent Registered Public Accounting Firm.
23.2*	Consent of Ropes & Gray LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Exhibit
 * Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 17th day of July, 2026.

ANI Pharmaceuticals, Inc.
(Registrant)

By:	/s/ Stephen P. Carey
Name: Stephen P. Carey
Title: Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nikhil Lalwani, Stephen P. Carey and Meredith W. Cook, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (this “Registration Statement”) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the date listed below.

Name	Capacity	Date

/s/ Nikhil Lalwani	Director, President, and	July 17, 2026
Nikhil Lalwani	Chief Executive Officer (principal executive officer)

/s/ Stephen P. Carey	Senior Vice President, Finance and Chief Financial Officer (principal financial officer	July 17, 2026
Stephen P. Carey	accounting officer)

/s/ Muthusamy Shanmugam	Director, Head of Research and Development and Chief Operating Officer of New Jersey Operations	July 17, 2026
Muthusamy Shanmugam

/s/ Thomas J. Haughey	Director and Chair of the Board of Directors	July 17, 2026
Thomas J. Haughey

/s/ Matthew J. Leonard	Director	July 17, 2026
Matthew J. Leonard

/s/ Jeanne Thoma	Director	July 17, 2026
Jeanne Thoma

/s/ Antonio Pera	Director	July 17, 2026
Antonio Pera

/s/ Renee Tannenbaum	Director	July 17, 2026
Renee Tannenbaum